Exhibit 10.16

ELEVENTH AMENDMENT TO LEASE

THIS ELEVENTH AMENDMENT TO LEASE (hereinafter referred to as the “Eleventh Amendment”) is made and entered into this 18th day of November, 2008, by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, for the benefit of its Separate Real Estate Account (hereinafter referred to as “Landlord”) and AXCAN PHARMA US, INC., a Delaware corporation (hereinafter referred to as “Tenant”), successor by name change to Axcan Scandipharm, Inc.

W I T N E S S E T H:

WHEREAS, Metropolitan Life Insurance Company, a New York corporation, the predecessor in title to Landlord, and Axcan Scandipharm, Inc. (“Original Tenant”) entered into that certain Lease Agreement dated August 28, 1991, as amended on January 20, 1992 (the “First Amendment”), as amended on July 10, 1992 (the “Second Amendment”), as amended on September 8, 1993 (the “Third Amendment”), as amended on December 16, 1993 (the “Fourth Amendment”), as amended on October 16, 1996 (the “Fifth Amendment”), as amended March 21, 1997 (the “Sixth Amendment”), as amended August 27, 1999 (the “Seventh Amendment”), as amended October 27, 2003 (the “Eighth Amendment”), as amended December 9, 2004 (the “Ninth Amendment”), as amended December 7, 2005 (the “Tenth Amendment”) (collectively, the “Lease”), whereby Original Tenant leased certain premises on the third (3rd) floor (hereinafter referred to as the “Premises”) in the building known as 22 Inverness Center, Birmingham, Alabama (the “Building”), which Building comprises a part of the office complex known as Inverness Center (the “Office Complex”);

WHEREAS, all of the right, title and interest of Metropolitan Life Insurance Company, as Landlord under the Lease, was heretofore acquired by Teacher’s Insurance and Annuity Association of America, for the benefit of its Separate Real Estate Account;

WHEREAS, Original Tenant has changed its name to Axcan Pharma US, Inc.; and

WHEREAS, Landlord and Tenant desire to amend the Lease as to extend the term of the Lease and to make those certain other changes set forth herein;

NOW, THEREFORE, for and in consideration of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto for themselves and their successors and assigns do hereby agree as follows:

1. Definitions. Any capitalized terms not defined herein shall have the meaning as set forth in the Lease.

2. Term. The Term of the Lease shall be extended through and including December 31, 2013 (the “Expiration Date”).

3. Renewal Right. Tenant shall have the one time right to renew the Term of the Lease through and including December 31, 2018 (the period of time between December 31, 2013 and December 31, 2018 being referred to herein as the “Renewal Term”) by giving Landlord prior written notice not earlier than December 31, 2012, and not later than March 31, 2013, that Tenant has exercised such renewal right, subject to the following conditions:

(a)	There shall not be an Event of Default under any of the terms or provisions of the Lease at the time such notice is given or at the time of the commencement of the Renewal Term.

(b)	Tenant shall occupy the Premises during the Renewal Term under the same terms and conditions as specified in the Lease, except Tenant shall lease the Premises in their then “as-is” condition, with Tenant being entitled to no additional tenant improvement allowance or other right to require that improvements be made to the Premises, and the Base Monthly Rental for any Renewal Term shall be the then Market Rate (as defined below), but not less than the Base Monthly Rental for the premises in effect immediately prior to the commencement of such Renewal Term.

(c)	As used herein, the term “Market Rate” shall be initially determined by Landlord as the amount of base annual rent per square foot, including escalations of such base annual rent, then being charged in comparable first-class office buildings located in Birmingham, Alabama (the “Comparable Buildings”) for space comparable to the Premises and taking into consideration all other relevant factors establishing similarity or dissimilarity between the comparable lease and the leasing of the Premises to Tenant for the Renewal Term, including without limitation, escalations (including type, base year and stop), length of renewal term, size and location of the Premises, building standard work letter and/or tenant improvement allowances, quality and quantity of any existing tenant improvements, quality and creditworthiness of Tenant, amenities offered, location of building, the cost and provision of parking spaces, and other generally applicable terms and conditions of tenancy. In determining Market Rate, Landlord shall be entitled to accord the greatest weight to recent transactions in the Building. The reference to the foregoing factors is illustrative only and the presence or absence of such factors shall be taken into account in determining Market Rate.

(d)	Within thirty (30) days after Landlord receives the notice of Tenant’s exercise of the renewal option, Landlord shall notify Tenant of the proposed Market Rate. In the event that Landlord and Tenant are not able to agree as to the Market Rate within sixty (60) days of good faith negotiation, Tenant’s right of renewal as provided herein shall terminate.

(e)	Tenant shall not be entitled to more than one (1) renewal option.

(f)	In the event Tenant fails to timely notify Landlord in the manner herein specified, Tenant shall be conclusively deemed to have waived its right to enter into any Renewal Term.

(g)	This renewal right shall be subject to Tenant’s financial condition at the time of exercise being comparable, as determined by Landlord, in all material respects to or better than that as exists on January 1, 2009. In determining whether the requirements of this provision are satisfied, all aspects of Tenant’s financial condition (including, without limitation, net worth, liquidity, and credit ratings by recognized rating agencies) may be examined by Landlord.

(h)	The rights granted pursuant to the terms of this Section are personal to the named Tenant hereunder, and shall terminate if the right to occupy or use any portion of the Premises is vested (whether pursuant to a sublease, assignment, by operation of law, or any other method which results in the right to occupy or use the Premises by a third party) in a party other than the named Tenant hereunder.

4. Deletion of Prior Renewal Rights. Section 5 of the Tenth Amendment is deleted in its entirety. In additional, all of Tenant’s renewal and extension rights (except as set forth in Section 3 of this Eleventh Amendment) are hereby deleted in their entirety.

5. Base Monthly Rental. As of January 1, 2009, Tenant agrees to pay monthly Base Monthly Rental during the Term as follows:

Time Period	Rental Rate	Annually	Monthly
Jan. 1, 2009 - Dec. 31, 2009	$19.00 per square foot per annum	$346,427.04	$28,868.92
Jan. 1, 2010 - Dec. 31, 2010	$19.50 per square foot per annum	$355,543.56	$29,628.63
Jan. 1, 2011 - Dec. 31, 2011	$20.00 per square foot per annum	$364,659.96	$30,388.33
Jan. 1, 2012 - Dec. 31, 2012	$20.50 per square foot per annum	$373,776.48	$31,148.04
Jan. 1, 2013 - Dec. 31, 2013	$21.00 per square foot per	$382,893.00	$31,907.75

6. Operating Expenses. Effective January 1, 2009, the Operating Expense Stop shall be equal to the Operating Expenses for Calendar Year 2008.

7. Delivery Condition. Landlord and Tenant hereby acknowledge and affirm that Tenant shall occupy the Premises in its “as-is, where is” condition.

8. Termination of Lease.

(a)	Tenant shall have the one time right to terminate the Lease as of January 31, 2012 (“Termination Option”) by providing Landlord with prior written notice (“Termination Notice”) on or before May 6, 2011, but only if (i) Tenant is not in default under any of the terms or provisions of the Lease, beyond any applicable notice and cure period, at the time such Termination Notice is given or at the time of the effective date of termination, (ii) the Lease is in full force and effect, (iii) Tenant is in full compliance with the terms and conditions with the Lease, and (iv) no sublease of any portion of the Premises has occurred and no assignment of any of Tenant’s interest in the Lease has occurred. Once “Tenant has delivered to Landlord the Termination Notice, such Termination Notice is irrevocable.

(b)	As a condition precedent to any termination of the Lease pursuant to the provisions of this paragraph, Tenant must have delivered to Landlord, an amount as a termination fee equal to $31,148.04 (the “Termination Fee”). Tenant shall pay the Termination Fee to Landlord at the time “Tenant delivers its Termination Notice to Landlord. In the event that Tenant fails to pay the Termination Fee, Landlord has the option in its sole discretion to void the Termination Notice or to pursue any other remedies available to Landlord. Upon payment of the Termination Fee by Tenant, the Termination Fee is nonrefundable.

(c)	Tenant shall continue to be liable for its obligations under the Lease to and through the effective date of the termination, including, without limitation, additional rent that accrues pursuant to the terms of the Lease, with all of such obligations surviving the early termination of the Lease. The rights granted to ‘Tenant under this paragraph are personal to Tenant and in the event of any assignment of the Lease or sublease by Tenant this Termination Option shall thenceforth be void and of no further force or effect. On or prior to the effective date of termination, Tenant shall surrender possession of the Premises to Landlord in accordance with the provisions of the Lease. Upon termination, Landlord and Tenant will be relieved of their obligations under the Lease, except for those accruing prior to the effective date of such termination.

9. Brokers. Tenant hereby warrant and represent to Landlord that it has not dealt with any broker, agent or finder regarding this Eleventh Amendment other than Harris Tynes Realty Group, Inc. (“Broker”). In connection with this Eleventh Amendment, and, subject to the default and remedies provisions of the Lease, Tenant covenants and agrees to indemnify and hold Landlord harmless from and against any and all loss, liability, damage, claim, judgment, cost or expense (including but not limited to attorney’s fees and expenses and court costs) that may be incurred or suffered by the other because of any claim for any fee, commission or similar compensation with respect to this Eleventh Amendment, made by any broker, agent or finder, other than Broker, claiming by, through or under Landlord, whether or not such claim is meritorious. Such obligations shall survive the expiration or earlier termination of this Lease.

10. Notice. Tenant and Landlord addresses contained in Section II of the Tenth Amendment shall be amended to read as follows:

Landlord’s Notice Address:	c/o TIAA-CREF Mortgage & Real Estate 8500 Andrew Carnegie Blvd. Charlotte, North Carolina 28262 Attn: Asset Manager

with copies to:	Cousins Properties 5215 N. O’Connor Blvd. Suite 1100 Irving, Texas 75039 Attention: Ken Pool Cousins Properties	Sutherland Asbill & Brennan LLP 99 Peachtree Street, N.E., Suite 2300 Atlanta, Georgia 30309 Attention: R. Robinson Plowden

And:	22 Inverness Parkway Suite 125 Birmingham, Alabama 35242 Attention: Betty Swann & N. West Harris, III

Address For Rent Payments:	Teacher’s Insurance and Annuity Association of America, for the benefit of its Separate Real Estate account. P.O. Box 841756 Dallas, TX 75284- 1756

Tenant’s Notice Address:	Axcan Pharma US, Inc. 22 Inverness Center Parkway Suite 310 Birmingham, AL 35242 Attention: Martha Donze & Legal Department

11. Patriot A. Tenant (which for this purpose includes its partners, members, principal stockholders and any other constituent entities (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11.sdn.pdf or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of this Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with ‘Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any payment made under the Lease.

12. Miscellaneous. Landlord and Tenant hereby ratify and affirm the Lease, except as amended hereby. This Lease, as amended hereby, constitutes the entire agreement of Landlord and Tenant with respect to the subject matter herein. This Eleventh Amendment may be executed in several counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same Eleventh Amendment, This Eleventh Amendment may be executed by each party upon a separate copy, and one or more execution pages may be detached from one copy of this Eleventh Amendment and attached to another copy in order to form one or more counterparts. Signature pages exchanged by facsimile or email PDF shall be fully binding. Tenant hereby affirms that there exists no default or event of default on its part under the terms of the Lease and that Tenant has no offset rights, claims or counterclaims against Landlord.

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IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Amendment to be executed under seal, effective as of the date set forth below.

LANDLORD:		TENANT:

Teacher’s Insurance and Annuity Association of America, a New York corporation, for the benefit of its Separate Real Estate Account		Axcan Pharma US Inc., a Delaware corporation

By:	/s/ Elizabeth Andrews	By:	/s/ Martha D. Donze

Name:	Elizabeth Andrews	Name:	Martha D. Donze

Title:	Director	Title:	Vice President, Corporate Administration

[Seal]		[Seal]

Witness	/s/ Lois Palter	Witness:

Date:	11/18/08	Date: